EXHIBIT 11(a)26

   [Form of letter dated August 13, 1999, from Gary L. Neale,
     Chairman, President and Chief Executive Officer of Parent, to directors of the Company]


               [Letterhead of Gary L. Neale, Chairman,
          President and Chief Executive Officer of Parent]

                                          August 13, 1999






   Dear

   For your information, I am enclosing a copy of a letter that I sent today to Rick as well as the latest edition of STRAIGHTTALK which is being sent regularly to Columbia's shareholders. In my letter to Rick I have asked once again for the opportunity to sit down in a dispassionate and constructive forum. Sixty percent of the Columbia Shareholders already believe that we should be doing this.

   I would welcome any makeup of this forum, be it Board members, management or any combination of same.

   Let me reiterate, NiSource is fully committed to this acquisition. We would like to do it sooner, but we are in it for the long haul through proxy fights if necessary.

                                                  Sincerely,